Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Silk Road Medical, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,290,969,211.04	(1)(2)(3)	0.0001476	$190,547.06	(4)
Fees Previously Paid	$—			$—
Total Transaction Valuation	$1,290,969,211.04
Total Fees Due for Filing				$190,547.06
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$190,547.06

(1)	Title of each class of securities to which transaction applies: common stock, $0.001 par value per share, of Silk Road Medical, Inc.

(2)
Aggregate number of securities to which transaction applies computed pursuant to Exchange Act Rule 0-11: As of the close of business on June 30, 2024, the maximum number of shares of Silk Road’s common stock to which this transaction applies is estimated to be 47,264,392 which consists of (a) 40,612,481 shares of common stock outstanding as of June 30, 2024 and entitled to receive the per share merger consideration of $27.50; (b) 1,055,344 shares of common stock underlying stock options outstanding as of June 30, 2024, which may be entitled to receive the per share merger consideration of $27.50 minus the applicable per share exercise price; (c) 3,674,535 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting outstanding as of June 30, 2024, which may be entitled to receive the per share merger consideration of $27.50; (d) 1,841,732 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting (assuming the shares are paid out at maximum level of performance) outstanding as of June 30, 2024, which may be entitled to receive the per share merger consideration of $27.50; and (e) 80,300 shares of common stock reserved for future issuance pursuant to the employee stock purchase plan, which may be entitled to receive the per share merger consideration of $27.50.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of the close of business on June 30, 2024, the underlying value of the transaction was calculated based on the sum of: (a) the product of 40,612,481 shares of common stock and the per share merger consideration of $27.50; (b) the product of 1,055,344 shares of common stock underlying stock options and $19.16 per share (which is the difference between the per share merger consideration of $27.50 and the weighted average exercise price of $8.34 per share); (c) the product of 3,674,535 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting and the per share merger consideration of $27.50; (d) the product of 1,841,732 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting (assuming the shares are paid out at maximum level of performance) and the per share merger consideration of $27.50; and (e) the product of 80,300 shares of common stock reserved for issuance under the employee stock purchase plan and the per share merger consideration of $27.50.

(4)
In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction as calculated in note (3) above multiplied by 0.0001476.

Table 2: Fee Offset Claims and Sources N/A